FINANCIAL NEWS

Contact:
David H. Allen
Vice President, Investor Relations/Treasurer
(512) 851-4122

Cirrus Logic Updates Second Quarter Outlook

AUSTIN, Texas – Sept. 23, 2004 – Cirrus Logic Inc. (Nasdaq: CRUS) today updated its outlook for its fiscal year 2005 second quarter, ending Sept. 25, 2004. Cirrus Logic’s current expectations for its second quarter include the following:

•	Revenue of approximately $51 million to $52 million. Sales of analog products are expected to account for 90 percent of second quarter’s revenue. Integrated circuits (ICs) used in video recording applications are expected to contribute approximately 10 percent of the second quarter’s revenue. On July 21, 2004, Cirrus Logic said that it expected revenue of $61 million to $68 million. On August 25, 2004, the company said that it expected revenue to be closer to the low end of that range. Cirrus Logic reported sales of $50.1 million and $59.1 million in the second quarter one year ago and the prior quarter, respectively.

•	Gross margin in the range of 51 percent to 53 percent. This estimate does not include a net charge of up to $4 million for excess and obsolete inventory, primarily related to video ICs. On July 21, 2004, the company said that it expected gross margin to be in the range of 52 percent to 54 percent. Cirrus Logic reported a gross margin of 48.5 percent and 53.6 percent in the second quarter one year ago and the prior quarter, respectively.

•	Combined expenses for SG&A and R&D of approximately $31 million. Cirrus Logic reported combined expenses for SG&A and R&D of $32.6 million and $31.2 million in the second quarter one year ago and the prior quarter, respectively. On July 21, 2004, the company said that it expected combined expenses for SG&A and R&D to total $30 million to $32 million. On Aug. 25, 2004, the company announced actions to reduce its combined expenses for SG&A and R&D by $2 million to $3 million a quarter beginning in the third fiscal quarter.

•	A restructuring charge of approximately $1.5 million for headcount reductions and facility consolidation activities that were previously announced. The company is also currently evaluating additional related non-cash asset write-offs for the second quarter.

“The September quarter results have been impacted by lower demand for consumer ICs. We believe this is due in part to an industry-wide inventory correction within the supply chain, particularly for DVD players, which incorporate our audio converters. Demand for DVD recorders, which incorporate Cirrus Logic audio converters and digital video ICs, was lower-than-expected due to slower consumer product adoption and delayed customer product introductions. Demand for our analog ICs used in industrial applications, however, remained relatively strong during the quarter,” said David D. French, president and CEO of Cirrus Logic.

The company will report its fiscal year 2005 second quarter financial results after the market closes on Wednesday, Oct. 20, 2004.

About Cirrus Logic

Cirrus Logic is a premier supplier of high-performance analog, mixed-signal and digital processing solutions for consumer entertainment electronics, automotive entertainment and industrial product applications. Building on its global market leadership in audio ICs and its rich mixed-signal patent portfolio, Cirrus Logic targets audio, video and precision mixed-signal applications in these growing markets. The company operates from headquarters in Austin, Texas, with offices in California, Colorado, Europe, Japan and Asia. For more information visit www.cirrus.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release, including our estimates of second quarter fiscal year 2005 revenues, combined research and development and selling, general and administrative expense levels, gross margin, and restructuring charges are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially from our current expectations, estimates and assumptions and the forward-looking statements made in this press release. These risks and uncertainties include, but are not limited to, the following: overall conditions in the semiconductor market; the expansion of the consumer digital entertainment electronics market; our ability to introduce new products on a timely basis and to deliver products that perform as anticipated; risks associated with international sales and international operations; the results of any potential and pending litigation matters; the level of orders and shipments, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; pricing pressures; hardware or software deficiencies; our dependence on subcontractors for assembly, manufacturing, packaging and testing functions; our ability to make continued substantial investments in research and development; foreign currency fluctuations; the retention of key employees; the impact of restructuring and other costs, such as work force reductions and facility consolidations; and the risk factors listed in our Form 10-K for the year ended March 27, 2004, and in other filings with the Securities and Exchange Commission. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.